Exhibit (5)(c)

                       METLIFE - STATE STREET EQUITY TRUST
                              One Financial Center
                                Boston, MA 02111

                                                                January 25, 1990

MetLife - State Street
  Investment Services, Inc.
One Financial Center
Boston, MA 02111-2690

Gentlemen:

     This letter is to confirm to you that MetLife - State Street Equity Trust (the "Trust") has created a new series of shares to be known as MetLife - State Street Energy Fund (the "Fund"), and that pursuant to Section l(b) of the Advisory Agreement dated as of July 17, 1986 between the Trust and you (the "Agreement"), the Trust desires to retain you to render management and investment advisory services under the Advisory Agreement to the Fund as a "Series" thereunder for a fee equal to 0.75% on an annual basis of the average daily net asset value of the Fund.

     Please indicate your acceptance of this responsibility in accordance with the terms of the Agreement by signing this letter as indicated below.

     The term "MetLife - State Street Equity Trust" means and refers to the Trustees from time to time serving under the Master Trust Agreement of the Trust dated March 18, 1986 as the same may subsequently thereto have been, or subsequently hereto may be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust as individuals or personally, but shall bind only the trust property of the Trust, as provided in the Master Trust Agreement of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by the President of the Trust, acting as such, and neither such authorization nor such execution and delivery shall be deemed to have been made individually or to impose any personal liability, but shall bind only the trust property of the Trust as provided in its Master Trust Agreement. The Master Trust Agreement of the Trust provides, and it is expressly agreed, that each Fund of the Trust shall be solely and exclusively responsible for the payment of its debts, liabilities and obligations, and that no other fund shall be responsible for the same.

                                         METLIFE - STATE STREET
                                           EQUITY TRUST

                                         By: /s/ Constantine Hutchins, Jr.
                                             ----------------------------------
                                             Constantine Hutchins, Jr.
                                             Title: Secretary

ACCEPTED AND AGREED TO:

METLIFE - STATE STREET
  INVESTMENT SERVICES, INC.

By: /s/ David P. McLean
    --------------------------------------
    David P. McLean
    Title: President



 DP-7081/w